Alliance California Municipal Income Fund, Inc.
811-10575
Exhibit 77C

The Annual Meeting of Stockholders of Alliance California Municipal Income Fund, Inc. ("the Fund") was held on March 28, 2007 and adjourned to May 4, 2007. A description of each proposal and number of shares voted at the meeting are as follows:



To elect two Directors of the Fund's common stockholders for a term of two or three years and until his or her successor is duly elected and qualifies.

Class One (terms expire 2010)

Nancy P. Jacklin   Voted For 7,995,082  Authority Withheld  144,073


Class Three (term expires 2009)

Earl D. Weiner     Voted For 7,992,105	Authority Withheld  147,050




To elect six Directors of the Fund's preferred stockholders for a term of two or three years and until his or her successor is duly elected and qualifies.

Class One (terms expire 2010)

John H. Dobkin     Voted For 3,216      Authority Withheld  19
Michael J. Downey  Voted For 3,204      Authority Withheld  31
Nancy P. Jacklin   Voted For 3,210      Authority Withheld  25

Class Three (term expires 2009)

Earl D. Weiner     Voted For 3,216      Authority Withheld  19